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                                                                  Exhibit 10.5.4

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Sithe/Independence Power Partners, L.P. )
                                        )
         v.                             )        Docket Nos. EL99-65-000
                                        )                    EL95-38-000
Niagara Mohawk Power Corporation        )                    (not consolidated)


                              SETTLEMENT AGREEMENT
                                 (JUNE 28, 2001)

      SECTION I. INTRODUCTION

      1. Niagara Mohawk Power Corporation ("Niagara Mohawk") is an electric utility in New York State providing transmission services in interstate commerce subject to the Commission's jurisdiction under the Federal Power Act ("the FPA").

      2. Sithe/Independence Power Partners, L.P. ("Sithe") is the owner and operator of a 1060 MW gas-fired electric generating facility located in Scriba, New York ("the Independence Plant"). Prior to September 1, 2000, Sithe sold the majority of the electricity produced at its Independence Plant to the Consolidated Edison Company of New York, Inc. ("Con Edison").

      3. Sithe and Niagara Mohawk are parties to a transmission service agreement with Niagara Mohawk dated November 5, 1991 (as amended, the "TSA") and an interconnection agreement dated March 9, 1992 (as amended, the "IA"). The TSA was initially accepted for filing by the Commission on February 5, 1992, as Niagara Mohawk's Rate Schedule No. 178. The IA was initially accepted for filing by the Commission on October 29, 1993, as Niagara Mohawk's Rate Schedule No. 189.
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      SECTION II. PROCEDURAL HISTORY

      1. In March of 1995, Sithe filed a complaint against Niagara Mohawk under Section 206 of the FPA, which complaint was assigned Docket No. EL95-38-000 by the Commission. In that complaint, Sithe claimed that Niagara Mohawk's methodology for calculating transmission losses under the TSA was unjust, unreasonable and unduly discriminatory. On May 10, 1995, Niagara Mohawk filed an answer to Sithe's complaint, denying Sithe's claims that Niagara Mohawk was calculating transmission losses under the TSA pursuant to a methodology that was unjust, unreasonable or unduly discriminatory. On September 16, 1996, the Commission issued an order denying Sithe's complaint in SITHE/INDEPENDENCE POWER PARTNERS, L.P. V. NIAGARA MOHAWK POWER CORP., 76 FERC [Paragraph] 61,285 (1996). The Commission denied rehearing of the September 16, 1996 order in SITHE/INDEPENDENCE POWER PARTNERS, L.P. V. NIAGARA MOHAWK POWER CORP., 81 FERC [Paragraph] 61,071 (1997).

      2. On December 16, 1997, Sithe petitioned the United States Court of Appeals for the District of Columbia Circuit ("Court") for review of the Commission's two orders. On January 29, 1999, the Court issued an opinion granting Sithe's petition for review and remanding the proceeding to the Commission. SITHE/INDEPENDENCE POWER PARTNERS V. FEDERAL ENERGY REGULATORY COMM'N, 165 F.3d 944, 949 (D.C. Cir. 1999). On April 30, 1999, Sithe filed a
Motion for Further Proceedings on Remand in Docket No. EL95-38-000. On May 17, 1999, Niagara Mohawk filed an answer to Sithe's Motion, requesting the Commission to reaffirm its prior orders denying Sithe's Complaint. This Settlement


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Agreement ("Settlement") fully resolves the issues raised by Sithe's complaint in Docket No. EL95-38-000.

      3. On May 3, 1999, Sithe filed another complaint against Niagara Mohawk under Section 206 of the FPA. This second complaint ("the Complaint") was assigned Docket No. EL99-65-000 by the Commission. This Settlement also fully resolves the issues raised in this Complaint.

      4. In the Complaint, Sithe claimed that both the transmission rates established in Rate Schedule No. 178 and loss rates contained in that Rate Schedule were unjust and unreasonable. Sithe also sought a refund or reduction in future rates of approximately $63 million for certain expenditures made by Sithe for facilities constructed by Sithe and transferred to Niagara Mohawk or constructed by Niagara Mohawk and paid for by Sithe. Sithe requested this refund or reduction in future rates on the ground that the facilities to which those payments related were allegedly improvements to Niagara Mohawk's transmission system rather than the kind of generator leads or interconnection facilities which could be charged to Sithe under applicable Commission pricing policies. In addition, Sithe also sought a variety of changes to the provisions of both the TSA and the IA. In each sentence of this paragraph, the relief sought by Sithe is as more particularly described in the Complaint.

      5. On June 16, 1999, Niagara Mohawk filed its Answer to the Complaint. In its Answer, Niagara Mohawk contended that the transmission and loss rates established in the TSA were in all respects just and reasonable. Niagara Mohawk also denied Sithe's claim that Niagara Mohawk had required Sithe to pay for any upgrades to Niagara



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Mohawk's transmission system in violation of Commission pricing policies and opposed the changes to the provisions of the TSA and the IA requested by Sithe.

      6. On July 1, 1999, Sithe filed a Response to Niagara Mohawk's Answer to the Complaint.

      7. On September 27, 2000, the Commission issued its Order on Complaint Establishing Hearing and Settlement Judge Procedures. NIAGARA MOHAWK POWER CORPORATION, 97 FERC [Paragraph] 61,258 (2000) ("September 27 Order"). In the September 27 Order, the Commission set for hearing Sithe's challenges to the transmission rate and loss rates contained in the TSA and Sithe's request for a refund of approximately $63 million for transmission facilities provided to Niagara Mohawk or constructed by Niagara Mohawk at Sithe's expense.

      8. On October 27, 2000, Niagara Mohawk filed an Application for Rehearing of the portion of the September 27 Order setting for hearing Sithe's claim for a refund of approximately $63 million for transmission facilities provided to Niagara Mohawk by Sithe or constructed by Niagara Mohawk at Sithe's expense. On November 13, 2000, Sithe filed an Answer to this rehearing request. By order dated November 15, 2000, the Commission granted rehearing for the purpose of further consideration of the issues raised in Niagara Mohawk's rehearing request.

      9. By order dated October 4, 2000, the Commission's Chief Administrative Law Judge assigned the Honorable Carmen A. Cintron to act as Settlement Judge in these proceedings. A settlement conference was held at the Commission's offices on November 14, 2000 and numerous subsequent meetings and telephone conversations have been conducted between the parties and with Judge Cintron. These negotiations


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have resulted in this Settlement, which resolves all issues in Docket Nos.
EL99-65-000 and EL95-38-000.

      SECTION III. TERMS OF THE SETTLEMENT

      1. Niagara Mohawk and Sithe (collectively referred to herein as "the Sponsoring Parties") have agreed to this Settlement resolving all issues in Docket Nos. EL99-65-000 and EL95-38-000.

      2. Sithe has previously consented in Docket Nos. ER97-1523-011, ET AL., to the application of the marginal loss provisions of the NYISO OATT to service received by Sithe under the TSA after August 31, 2000. The Sponsoring Parties stipulate and agree that: (a) as full compensation to Sithe for claims by Sithe for overcharges for transmission losses during the period from July 2, 1999 to November 17, 1999, Niagara Mohawk has paid Sithe a lump-sum payment in an amount equal to $2,300,000.00; and (b) Niagara Mohawk made this payment to Sithe on March 2, 2001. The Sponsoring Parties agree that issues relating to transmission losses during the period from November 18, 1999 to August 31, 2000 shall be finally determined in Docket Nos. ER97-1523-011, ET AL.

      3. The Sponsoring Parties stipulate and agree that the TSA will be amended and restated as provided in Attachment A to this Settlement to provide that the currently effective firm transmission rate of $1.76/kW/month and the currently effective Contract Demand of 853 MW shall be fixed for a period commencing on July 2, 1999 and ending December 31, 2005, and to further provide that no change may be made to the transmission rate during this period except as required by the Commission pursuant to the public interest standard of Section 206 of the FPA. To this end, Niagara Mohawk and


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Sithe each waive their rights to seek changes to the firm transmission rate established by this Settlement pursuant to Sections 205 and 206 of the FPA during this period; provided however that nothing in this Settlement shall constitute a waiver of any of the Sponsoring Parties' rights under the TSA or the IA, including under Sections 205 or 206 of the FPA, except as expressly set forth in this sentence and in Sections 5.1.1 and 8.2 of the TSA.

      4. In order to settle Sithe's interconnection and transmission upgrade claims in Docket No. EL99-65-000: (a) Niagara shall pay to Sithe an amount equal to $28,112,917.00 ("Purchased Facilities Payment") to purchase the facilities identified in Attachment C to this Settlement ("Purchased Facilities"); (b) The Sponsoring Parties acknowledge and agree that, as of the date of the execution of this Settlement, the Purchased Facilities are transmission upgrade facilities that are integrated with the Niagara Mohawk transmission system; (c) The Sponsoring Parties agree that the Purchased Facilities Payment is intended to represent the full fair-market value, as determined by the Sponsoring Parties, of the Purchased Facilities as of the date of this Settlement, and that, accordingly, Niagara Mohawk believes (and will use its best efforts, consistent with its obligations under federal and state law, not to take any position inconsistent therewith) that neither Sithe's original payment for the Purchased Facilities nor the Purchased Facilities Payment will give rise to federal or state tax liability to Niagara Mohawk; (d) The Purchased Facilities Payment shall be made in two lump-sum payments to Sithe, and Commission acceptance or approval of this Settlement shall constitute authorization to Niagara Mohawk to reflect this payment on its books as a capital payment appropriately made for transmission facilities with a fair market value of $28,112,917.00; and (e) Niagara Mohawk has already paid Sithe $15,075,000.00 of the



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Purchased Facilities Payment, on March 2, 2001, and shall pay to Sithe, by no later than August 1, 2001, the remaining $13,037,917.00 of the Purchased Facilities Payment (the "Remaining Portion").

      5. The Sponsoring Parties stipulate and agree that it is appropriate to assign directly to Sithe those costs already incurred by Sithe prior to the date of this Settlement, for the facilities identified in Attachment D to this Settlement (the "Other Facilities"). Sithe agrees to waive its right to make filings at the Commission under Section 206 of the Federal Power Act to: (i) seek reimbursement from Niagara Mohawk for all, or any part of, the costs and/or expenses already incurred by Sithe prior to the date of this Settlement for the specific facilities and operation and maintenance prepayments identified in Attachment D; and (ii) pursue the specific transmission losses claims raised by Sithe in Docket No. EL95-38-000, subject to Sithe's reservation of rights set forth in Section III, Paragraph 2, above. The provisions of this Paragraph 5 shall not hereafter be modified except as required by the Commission pursuant to the public interest standard of Section 206 of the FPA.

      6. In addition to the foregoing, the Sponsoring Parties have agreed to make certain modifications to the TSA and IA to: (i) implement this Settlement; (ii) reflect the NYISO's operation and control of the New York Control Area and to reflect the existence of the NYISO markets and its market rules; and (iii) comply with the Commission's Order No. 614, 90 FERC [Paragraph] 61,352 (2000). As noted in Paragraph 3 above, the amended and restated TSA is included as Attachment A to the Settlement. The amended and restated IA is included as Attachment B to the Settlement. Acceptance

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or approval of this Settlement shall constitute acceptance or approval by the
Commission of these amendments to the TSA and the IA.

      7. The Sponsoring Parties shall retain any rights they may have to pursue all issues related to: (a) the proposal of Niagara Mohawk and the other Member Systems in Docket Nos. ER97-1523-011, ET AL., to impose marginal losses on service under the TSA and the pursuit of the transmission losses issues and requests for relief related thereto raised by Sithe in that proceeding; and (b) all claims with respect to service rendered under the TSA after December 31, 2005.

      8. If the FERC does not accept this Settlement in its entirety or orders changes to this Settlement that are unacceptable to either of the Sponsoring Parties, then: (a) this Settlement shall terminate, be null and void and shall have no binding effect under applicable law; (b) Sithe shall return the payments discussed in Section III, Paragraphs 2 and 4 of this Settlement to Niagara Mohawk within five (5) business days of the date of any such final Commission order, with interest calculated in accordance with the interest rate set forth in the Commission's regulations (calculated from the date that Sithe received the payments to the date that Sithe returned the payments to Niagara Mohawk); and (c) the Sponsoring Parties shall use good faith efforts to reach a mutually agreeable settlement with the same economic impact and legal effect on the Sponsoring Parties as this Settlement.

      SECTION IV. OTHER PROVISIONS

      1. The Sponsoring Parties agree to take all reasonable action to support this Settlement and its implementation before the Commission.



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      2. The Sponsoring Parties have both participated in the drafting of this
Settlement and, therefore, no rule of construction should apply that would interpret this document more favorably to either Sponsoring Party.

      3. The rights conferred and obligations imposed on either Sponsoring Party by this Settlement shall inure to the benefit of or be binding on that Party's successors in interest or assignees as if each such successor or assignee was itself a Sponsoring Party.

      4. This Settlement is made upon the express understanding that it constitutes a negotiated settlement and no person or Sponsoring Party shall be deemed to have approved, accepted, agreed to or otherwise consented to any ratemaking or tariff principle or methodology underlying or supposed to underlie any of the provisions herein. This Settlement shall not be deemed to have established a "settled practice," as that term is used in PUBLIC SERVICE COMM'N OF NEW YORK V. FERC, 642 F.2d 1335 (D.C. Cir. 1980), CERT. DENIED, 454 U.S. 879
(1981). The making of this Settlement shall not be deemed in any respect to constitute an admission by either Sponsoring Party with respect to any allegation or contention in this proceeding.

      5. The discussions that have produced this Settlement have been conducted on the explicit understanding, pursuant to Rule 602(e) of the Commission's Rules of Practice and Procedure, 18 C.F.R. Section 602(e)
(2000), that neither this Settlement, the accompanying Explanatory Statement, nor any comment on this Settlement, are admissible in evidence against any participant, except in any proceeding to enforce the provisions of the Settlement, and on the further explicit understanding that any discussions among the Sponsoring Parties with respect to this Settlement prior to the execution and filing thereof shall not be subject to discovery or admissible in evidence;

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provided however that, notwithstanding the foregoing, the provisions of Section
III, Paragraph 4 of this Settlement shall be admissible in evidence and binding on the Sponsoring Parties in any future proceedings in which Niagara Mohawk's transmission rates or the Transmission Service Charge for withdrawals to serve load in Niagara Mohawk's Transmission District (as those terms are defined in the NYISO OATT) or other similar charges for the recovery of Niagara Mohawk's transmission revenue requirements are at issue ("Transmission Rate Proceeding"), as long as Niagara Mohawk is not seeking to assign such charges directly to Sithe in the Transmission Rate Proceeding. At Niagara Mohawk's reasonable request, Sithe shall provide supporting evidence in the form of testimony or affidavit(s) in such a Transmission Rate Proceeding.

      6. This Settlement constitutes a full settlement with respect to Docket Nos. EL99-65-000 and EL95-38-000, and supersedes any and all prior or contemporaneous representations, agreements, instruments and understandings between the participants, whether written or oral, relating to the matters addressed herein. There are no other oral understandings, terms or conditions of this Settlement, and none of the participants has relied upon any such representation, express or implied in making this Settlement.

      7. The Commission is hereby requested to grant such waivers of its regulations as may be necessary to effectuate all of the provisions of this Settlement.

      8. Any number of counterparts of this Settlement may be executed, and each shall have the same force and effect as an original instrument, as if each of the Sponsoring Parties to all the counterparts had signed the same instrument.



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         The undersigned party to this proceeding, by its signature, supports this Settlement Agreement.

                                          NIAGARA MOHAWK POWER CORPORATION


                                          By: /s/ Edward J. Dienst
                                             -----------------------------------


Dated:  June 28, 2001



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         The undersigned party to this proceeding, by its signature, supports this Settlement Agreement.

                               SITHE/INDEPENDENCE POWER PARTNERS, L.P.
                               By: Sithe/Independence, Inc., its General Partner


                               By: /s/ Martin B. Rosenberg
                                  ----------------------------------------------

Dated:  June 28, 2001


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                                  ATTACHMENT C

PURCHASED FACILITIES PAYMENT

         The Purchased Facilities Payment of $28,112,917.00 shall be in exchange for the facilities that consist of the 345 kV Transmission Circuit from the Independence Substation to the Clay Substation (Line #26). The facilities and costs related to the facilities listed on Attachment D are excluded from the Purchased Facilities Payment.

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                                  ATTACHMENT D

                  The following facilities are excluded from the Purchased Facilities Payment:

1.    Independence 345 kV Substation;

2.    Independence Plant Power System Stabilizer;

3.    Operation and Maintenance Pre-Payment to Niagara;

4.    Sithe's capitalized interest during construction;

5.    Niagara System Improvements for Adding Scriba to Clay 345 kV Circuit;

6. The 345 kV Transmission Circuit from the Scriba Substation to the Independence Substation (Line #25); and

7.    Interest on Items 1-6 above.



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